As filed with the Securities and Exchange Commission on January 30, 2006	Registration No. 333-05893
Registration No. 333-106607
Registration No. 333- 117594

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CARDIOTECH INTERNATIONAL, INC.

(Name of small business issuer in its charter)

Massachusetts	7379	04-3186647
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

229 Andover Street

Wilmington, Massachussetts 01887

(Address of principal executive office)

CARDIOTECH INTERNATIONAL, INC. 2003 STOCK OPTION PLAN

CARDIOTECH INTERNATIONAL, INC. 1996 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

(FULL TITLE OF THE PLAN)

Michael Szycher, Ph.D

Chief Executive Officer

229 Andover Street

Wilmington, Massachussetts 01887

(978) 657-0075

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Selengut, Esq.

Sarah Williams, Esq.

Ellenoff Grossman & Schole LLP

New York, NY 10017

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (4)	Amount of registration fee
Shares of common stock, par value $0.01 per share (1)	1,100,000	$3.47	Previously paid
Shares of common stock, par value $0.01 per share (2)	6,389,920	$3.47	Previously paid
Shares of common stock, par value $0.01 per share (3)	3,000,000	$3.47	Previously paid

(1) 1,100,000 shares issuable under the 1996 Plan were registered on registration statement No. 333-05893, filed by the Registrant on June 12, 1996.

(2) 6,389,920 shares issuable under the 1996 Plan were registered on registration statement No. 333-106607 filed by the Registrant on June 27, 2003.

(3)  3,000,000 shares issuable under the 2003 Plan were registered on registration statement No. 333-117594 filed by the Registrant on July 23, 2004.

(4) Estimated solely for the purposes of determining the registration fee. In accordance with Rule 457(c) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement contains two parts. The first part contains a “Reoffer Prospectus,” which has been prepared in accordance with the requirements of Part I of Form S-3 (as required by Section C.1. of the General Instructions to Form S-8).  The Reoffer Prospectus will be used for reoffers and resales by affiliates of CardioTech International, Inc. (the “Registrant”) of shares of common stock of the Registrant to be issued upon exercise of options granted or to be granted pursuant to the Registrant’s 1996 Plan and 2003 Plan. The second part contains information required in the registration statement pursuant to Part II of Form S-8.  Pursuant to the introductory note to Part I of Form S-8, the plan information, which constitutes part of the “Plan Prospectus,” is not being filed with the Securities and Exchange Commission.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2 of Form S-8, will be sent or given to any recipient of a stock option or stock award in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. We will furnish without charge to any person to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to CardioTech International, 229 Andover Street, Wilmington, Massachusetts 01887, Attention: Thomas Lovett, telephone number (978) 657-0075. The re-offer prospectus follows this paragraph.

PROSPECTUS

10,489,920 Shares of Common Stock

of

CardioTech International, Inc.

CARDIOTECH INTERNATIONAL, INC. 2003 STOCK OPTION PLAN

CARDIOTECH INTERNATIONAL, INC. 1996 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

This prospectus is being used in connection with the offering from time to time by certain selling stockholders of our company or their successors in interest of shares of the common stock which may be acquired upon the exercise of stock options issued or to be issued pursuant to our 1996 Employee, Director and Consultant Stock Option Plan (the “1996 Plan”) and our 2003 Stock Option Plan (the “2003 Plan”, collectively with the 1996 Plan, the “Plans”).

The closing sales price of our common stock on January 26, 2006 as reported by the American Stock Exchange (“AMEX”) was $3.36.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

PLEASE SEE “RISK FACTORS” BEGINNING ON PAGE 9.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January 30, 2006.

TABLE OF CONTENTS

Prospectus Summary
Where You Can Find More Information
Documents Incorporated By Reference
Forward Looking Statements
The Company
Risk Factors
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Matters
Experts

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY  INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS  PROSPECTUS, IN CONNECTION WITH THE  OFFERING  MADE  HEREBY,  AND, IF GIVEN OR MADE,  SUCH  INFORMATION OR REPRESENTATION  MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

Prospective investors should not rely on any information not contained in this document. We have not authorized anyone to provide any other information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of and on the date of this document.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements. In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “CardioTech,” “we,” “us,” and “our” refer and relate to CardioTech International, Inc.

Common Stock outstanding before the offering	19,533,993 Shares (1)

Common Stock issuable upon exercise of options granted or to be granted which may be offered pursuant to this prospectus	10,489,920 Shares

AMEX Symbol for Common Stock	“CTE”

Use of Proceeds

We will not receive any proceeds from the sales of these shares. We will receive proceeds to the extent that currently outstanding options are exercised. We will use the exercise proceeds, if any, for working capital and general corporate purposes.

Risk Factors

There are risks associated with an investment in the common stock offered by this prospectus. You should carefully consider the risk factors described in this prospectus in the “Risk Factors” section before making a decision to invest.

Address and Telephone Number	229 Andover Street Wilmington, MA 01887 (978) 657-0075

(1) As of December 31, 2005.  Does not include outstanding stock options and warrants to acquire an additional 7,241,539 shares of our common stock, the exercise prices of which range between $0.50 per share to $5.40 per share.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact Thomas Lovett, at our address as set forth below. Additionally, please note that we file our SEC reports electronically. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our Internet address is http: //www.cardiotech-inc.com. Our Website and the information contained therein or connected thereto are not incorporated into this prospectus.

This prospectus is part of registration statement on Form S-8 that we have filed with the SEC to register the common stock offered hereby under the Act. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules that we file with the SEC.  You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are available at the SEC’s public reference rooms or through its EDGAR database on the Internet.

You should rely only on the information contained in this prospectus or any supplement to this prospectus.  We have not authorized anyone to provide you with different information.  Our common stock is quoted on the AMEX under the symbol “CTE.”

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, heretofore filed by us with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

1.               Our Annual Report on Form 10-KSB, as amended, for the fiscal year ended March 31, 2005.

2.               Our Quarterly Report on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005.

3.               Our report on Form 8-K October 6, 2005.

4.               Our proxy statement on Schedule 14A filed on August 10, 2005.

5.               A description of our common stock contained in Form 8-A filed on May 20, 1996.

Each document filed subsequent to the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and shall be part hereof from the date of filing of such document.

All documents filed by the registrant after the date of filing the initial registration statement on Form S-3 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

This prospectus contains trademarks, tradenames, service marks and service names of CardioTech and other companies.

We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to CardioTech International, Inc., 229 Andover Street, Wilmington, Massachusetts 01887, Attention: Thomas Lovett.

FORWARD LOOKING STATEMENTS

The statements set forth under the captions “Prospectus Summary” and elsewhere in this prospectus, including under “Risk Factors,” which are not historical constitute “Forward Looking Statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding the expectations, beliefs, intentions or strategies for the future. We intend that all forward-looking statements we make in this prospectus and in our other public filings be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-looking statements are subject to many risks and uncertainties which could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Examples of the risks and uncertainties include, but are not limited to: the inherent risks and uncertainties in implementing our business strategy and in developing products of the type we are developing; possible changes in our financial condition; our ability to obtain financing on acceptable terms; competition; our ability to manage growth; risks of technological change; our dependence on key personnel; and our ability to protect our intellectual property rights.

Except to the extent required by applicable laws or rules, we do not undertake any obligation or duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

We are a Massachusetts corporation, operating as a public company since June 1996, that specializes in developing and manufacturing small bore vascular grafts, or synthetic blood vessels, made of ChronoFlex, a family of polyurethanes that has been demonstrated to be biocompatible and biodurable. Vascular grafts are used to replace, bypass or provide a new lining or arterial wall for occluded, damaged, dilated or severely diseased arteries. We are currently applying for clinical trials in an effort to obtain regulatory approval for our layered microporous coronary artery bypass graft tradenamed CardioPass. Our wholly-owned subsidiary, CDT, produces components for medical manufacturers used in products such as catheters and disposable devices. Through our Biomaterials division, we develop, manufacture and market polyurethane-based biomaterials for use in both acute and chronically implanted devices such as stents, artificial hearts, and vascular ports. Additionally, through Gish Biomedical, Inc., another wholly-owned subsidiary, we design, produce and market innovative single-use disposable products and products which have a disposable component. Gish’s products include devices for use in cardiac surgery, myocardial management, infusion therapy, and post-operative blood salvage.

This prospectus is being used in connection with the offering from time to time by certain selling stockholders of our company or their successors in interest of shares of the common stock which may be acquired upon the exercise of, stock options issued or to be issued pursuant to the 1996 Plan and the 2003 Plan.

Our Corporate Information

Our offices are located at CardioTech International, Inc., 229 Andover Street, Wilmington, Massachusetts 01887, and our telephone number at that location is (978) 657-0075.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties occurs, our business, financial condition or operating results could be materially harmed. In that case the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we may face.

Risks Related to Liquidity

We have reported net losses in the last four fiscal years and may continue to report net losses in the future. We cannot assure you that our revenue will be maintained at the current level or increase in the future.

The Company’s future growth may depend upon its ability to raise capital for acquisitions and to support research and development activities and to market and sell its vascular graft technology, specifically the coronary artery bypass graft. CardioTech may require substantial funds for further research and development, future pre-clinical and clinical trials, regulatory approvals, establishment of commercial-scale manufacturing capabilities, and the marketing of its products. CardioTech’s capital requirements depend on numerous factors, including but not limited to, the progress of its research and development programs; the progress of pre-clinical and clinical testing; the time and costs involved in obtaining regulatory approvals; the cost of filing, prosecuting, defending and enforcing any intellectual property rights; competing technological and market developments; changes in CardioTech’s development of commercialization activities and arrangements; and the purchase of additional facilities and capital equipment.

Risks Related to Our Growth Strategy

We could experience rapid growth that could strain our managerial and other resources.

Since becoming listed in June of 1996 we have grown organically, and through the acquisition of three separate businesses. In July 1999, we acquired the business of Tyndale-Plains Hunter, Ltd., in May 2001, we acquired Catheter and Disposables Technology, and in April 2003, we acquired Gish Biomedical, Inc.

While we are not currently considering an acquisition, in the future we may make additional acquisitions of complementary medical manufacturing service providers that bring desired capabilities, customers or geographic coverage and either strengthen our position in our target markets or provide us with a presence in a new market. The risks we may encounter in pursuing these acquisitions, if any, include expenses associated with, and difficulties in identifying, potential targets, costs associated with acquisitions we ultimately are unable to complete and higher prices for acquired companies due to competition for attractive targets. Completing acquisitions also may result in dilution to our existing stockholders and may require us to seek additional capital, if available, including increasing our indebtedness.

Once acquired, the successful integration and operation of a business requires communication and cooperation among key managers, the transition of customer relationships, the management of ongoing projects of acquired companies and the management of new projects across previously independent facilities.

Customer satisfaction or performance problems with an acquired company could also harm our reputation as a whole, and any acquired business could significantly under perform relative to our expectations. For all these reasons, our pursuit of an overall acquisition strategy or any individual completed, pending or future acquisition may adversely affect the realization of our strategic goals.

In addition, while we may obtain cost savings, operating efficiencies and other synergies as a result of possible future acquisitions, the consolidation of functions and the integration of departments, systems and procedures present significant management challenges.

The acquisition of new operations can also introduce new types of risks to our business. For example, new acquisitions may require greater effort to address United States Food and Drug Administration, or FDA, regulation or similar foreign regulation.

If we cannot obtain additional capital required to fund our operations, if needed, on favorable terms or at all, we may have to delay or abandon our business strategy.

Our growth strategy will require additional capital for, among other purposes, completing acquisitions of companies and customers’ product lines and manufacturing assets, integrating acquired companies and assets, acquiring new equipment and maintaining the condition of existing equipment. If cash generated internally is insufficient to fund capital requirements, or if we desire to make additional acquisitions, we will require additional debt or equity financing. Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. If we raise additional capital by issuing equity or convertible debt securities, the issuance may dilute the share ownership of the existing investors. In addition, we may grant future investors rights that are superior to those of our existing investors. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures and acquisitions, selling assets or restructuring or refinancing our indebtedness or reducing or delaying plans for clinical trials.

Risks Related to Our Business

We have incurred substantial operating losses and we may not become profitable.

Our sales were $21,841,000 and $21,799,000 for the years ended March 31, 2005 and 2004, respectively.  We had net losses of $1,595,000 and $1,515,000 for the years ended March 31, 2005 and 2004, respectively. Our sales were $11,675,000 and $10,820,000 for the six months ended September 30, 2005 and 2004, respectively. We had net losses of $852,000 and $316,000 for the six months ended September 30, 2005 and 2004, respectively. There is a risk that we will never be profitable. None of our coronary artery graft products and technologies have ever been utilized on a large-scale commercial basis. Our ability to generate enough revenues to achieve profits will depend on a variety of factors, many of which are outside our control, including:

•     size of market;

•     competition and other solutions;

•     extent of patent and intellectual property protection afforded to our products;

•     cost and availability of raw material and intermediate component supplies;

•     changes in governmental (including foreign governmental) initiatives and requirements;

•     changes in domestic and foreign regulatory requirements;

•     costs associated with equipment development, repair and maintenance; and

•     the ability to manufacture and deliver products at prices that exceed our costs.

A substantial amount of our assets comprise goodwill and other intangibles, and our net loss will increase if our goodwill becomes impaired.

As of September 30, 2005, goodwill represented approximately $1,638,000, or 6.9%, of our total assets and amortizable intangibles represented approximately $680,000, or 2.8%, of our total assets. Goodwill is generated in our acquisitions when the cost of an acquisition exceeds the fair value of the net tangible and identifiable intangible assets we acquire. Goodwill is no longer amortized under generally accepted accounting principles as a result of SFAS No. 142. Instead, goodwill is subject to an impairment analysis at least annually based on the fair value of the reporting unit. Amortizable intangible assets are subject to SFAS No. 144, and are subject to periodic reviews for impairment, or as events and circumstances indicate that the carrying amount may not be recoverable. We could be required to recognize reductions in our net income caused by the write-down of goodwill and other intangibles, if impaired, that, if significant, could materially and adversely affect our results of operations.

Our operating results fluctuate significantly. If we fail to meet the expectations of securities analysts or investors, our stock price may decrease. Our operating results have fluctuated in the past from quarter to quarter and are likely to fluctuate significantly in the future due to a variety of factors, many of which are beyond our control, including:

•	changing demand for our products and services;

•	the timing of actual customer orders and requests for product shipment and the accuracy of our customers’ forecasts of future production requirements;

•	the reduction, rescheduling or cancellation of product orders and development and design services requested by customers;

•	difficulties in forecasting demand for our products and the planning and managing of inventory levels;

•	the introduction and market acceptance of our customers’ new products and changes in demand for our customers’ existing products;

•	results of clinical trials;

•	changes in the relative portion of our revenue represented by our various products, services and customers, including the relative mix of our business across our target markets;

•	changes in competitive or economic conditions generally or in our customers’ markets;

•	competitive pressures on selling prices;

•	the amount and timing of costs associated with product warranties and returns;

•	changes in availability or costs of raw materials or supplies;

•	fluctuations in manufacturing yields and yield losses and availability of production capacity;

•	changes in our product distribution channels and the timeliness of receipt of distributor resale information;

•	the impact of vacation schedules and holidays, largely during the second and third fiscal quarters of our fiscal year;

•	the amount and timing of investments in research and development;

•	difficulties in integrating acquired assets and businesses into our operations;

•	charges to earnings resulting from the application of the purchase method of accounting following acquisitions; and

•	pressure on our selling prices as a result of healthcare industry cost containment measures.

As a result of these factors, many of which are difficult to control or predict, as well as the other risk factors discussed in this report, we may experience material adverse fluctuations in our future operating results on a quarterly or annual basis.

The medical device industry is cyclical, and an industry downturn could adversely affect our operating results.

Business conditions in the medical device industry have rapidly changed between periods of strong and weak demand. The industry is characterized by:

•	periods of overcapacity and production shortages;

•	cyclical demand for products;

•	changes in product mix in response to changes in demand of products;

•	variations in manufacturing costs and yields;

•	rapid technological change and the introduction of new products by customers;

•	price erosion; and

•	expenditures for product development

These factors could harm our business and cause our operating results to suffer.

The failure to complete development of our medical technology, obtain government approvals, including required FDA approvals, or to comply with ongoing governmental regulations could delay or limit introduction of our proposed products, negatively impact our operations and result in failure to achieve revenues or maintain our ongoing business.

Our research, development and production activities, including the manufacture and marketing of our intended coronary artery bypass graft product, are subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the United States and abroad.

Before receiving FDA clearance to market our proposed graft, we will have to demonstrate that our grafts are safe and effective on the patient population. While we have done some preliminary animal trials and have seen acceptable results, there can be no assurance that acceptable results will be obtained in human trials. Clinical trials, manufacturing and marketing of medical devices are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, clinical trials and regulatory approval of the coronary artery bypass graft can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial and other resources.

In order to be commercially viable, we must successfully research, develop, obtain regulatory approval, manufacture, market and distribute our grafts. For each device incorporating our artificial grafts, we must successfully meet a number of critical developmental milestones, including:

•                  demonstrate benefit from the use of our grafts in various contexts such as coronary artery bypass surgery;

•                  demonstrate through pre-clinical and clinical trials that our grafts are safe and effective; and

•                  establish a viable Good Manufacturing Process capable of potential scale up.

The time frame necessary to achieve these developmental milestones may be long and uncertain, and we may not successfully complete these milestones for any of our intended products in development.

In order to conduct clinical trials that are necessary to obtain approval by the FDA to market a product, it is necessary to receive clearance from the FDA to conduct such clinical trials. The FDA can halt clinical trials at any time for safety reasons or because we or our clinical investigators do not follow the FDA’s requirements for conducting clinical trials. If we are unable to receive clearance to conduct clinical trials or the trials are halted by the FDA, we would not be able to achieve any revenue from such product as it is illegal to sell any medical device for human consumption without FDA approval.

We are also a medical devices contract manufacturing services provider. Some of the products and components of products that we manufacture may be considered finished medical devices, and the manufacturing processes used in the production of finished medical devices are subject to FDA inspection and assessment, and must comply with the FDA quality system regulation. The FDA quality system regulation establishes good manufacturing practice requirements for product design, manufacture, management, packaging, labeling, distribution, and installation for medical devices. Additional FDA regulations impose requirements for record keeping, reporting, facility and product registration, product safety and effectiveness, and product tracking. Failure to comply with these regulatory requirements may result in civil and criminal enforcement actions, including financial penalties, seizures, injunctions and other measures. Our products must also comply with state and foreign requirements. Also, in order to comply with regulatory requirements, our customers may wish to audit our operations to evaluate our quality systems.

In addition, the FDA and state and foreign governmental agencies regulate many of our customers’ products as medical devices. FDA approval is required for those products prior to commercialization in the United States, and approval of regulatory authorities in other countries may also be required prior to commercialization in those jurisdictions.

More generally, the manufacture and sale of medical devices, including products currently sold by the Company and the Company’s other potential products, are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state agencies, such as the CDHS. In order for the Company to market its products for clinical use in the United States, the Company must obtain clearance from the FDA of a 510(k) pre-market notification or approval or a more extensive submission known as a pre-market approval (“PMA”) application. In addition, certain material changes to medical devices also are subject to FDA review and clearance or approval. The process of obtaining FDA and other required regulatory clearances and approvals is lengthy, expensive and uncertain, frequently requiring from one to several years from the date of FDA submission if pre-market clearance or approval is obtained at all. Securing FDA clearances and approvals may require the submission of extensive clinical data and supporting information to the FDA.

Sales of medical devices outside of the United States are subject to international regulatory requirements that vary from country to country. The time required to obtain approval for sales internationally may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. The Company has entered into distribution agreements for the foreign distribution of its products. These agreements generally require that the foreign distributor is responsible for obtaining all necessary regulatory approvals in order to allow sales of the Company’s products in a particular country. There can be no assurance that the Company’s foreign distributors will be able to obtain approval in a particular country for any future products of the Company.

Regulatory clearances or approvals, if granted, may include significant limitations on the indicated uses for which the product may be marketed. In addition, to obtain such clearances or approvals, the FDA and certain foreign regulatory authorities impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of cleared or approved medical devices for uncleared or unapproved uses. In addition product clearances or approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following the initial marketing. The Company will be required to adhere to applicable FDA GMP regulations and similar regulations in other countries, which include testing, control, and documentation requirements. Ongoing compliance with GMP and other applicable regulatory requirement, including marketing products for unapproved uses, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of clearances or approvals and criminal prosecution. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of the Company’s products.

There can be no assurance that the Company will be able to obtain FDA 510(k) clearance or PMA for its products under development or other necessary regulatory approvals or clearances on a timely basis or at all. Delays in receipt of or failure to receive U.S. or foreign clearances or approvals, the loss of previously obtained clearance or approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company’s business, financial condition and results of operations.

Our markets are subject to technological change and our success depends on our ability to develop and introduce new products primarily in cardiothoracic surgery.

The cardiothoracic market for our products is characterized by:

•     changing technologies;

•     changing customer needs;

•     frequent new product introductions and enhancements;

•     increased integration with other functions; and

•     product obsolescence.

The Company’s success is dependent in part on the design and development of new products in the medical device industry. To develop new products and designs for our cardiothoracic market, we must develop, gain access to and use leading technologies in a cost effective and timely manner and continue to expand our technical and design expertise. The product development process is time-consuming and costly, and there can be no assurance that product development will be successfully completed, that necessary regulatory clearances or approvals will be granted by the FDA on a timely basis, or at all, or that the potential products will achieve market acceptance. Failure by the Company to develop, obtain necessary regulatory clearances or approvals for, or successfully market potential new products could have a material adverse effect on the Company’s business, financial condition and results of operations.

The number of patients undergoing bypass surgery may continue to decline, resulting in a reduction of our market potential.

Over the past several years, the total number of patients undergoing bypass surgery has decreased as a result of new, less invasive therapies such as pharmacotherapy, angioplasty and stenting. We cannot assure you that the number of patients will not continue to decline as further medical advances are introduced. Any future decline in the total number of patients undergoing bypass surgery could result in lost revenue and therefore could have a material adverse effect on our business, financial condition and results of operations.

We have limited manufacturing experience and if our coronary bypass graft is approved, we may not be able to manufacture sufficient quantities at an acceptable cost.

We remain in the research and development phase of our arterial grafts. Accordingly, if our products are approved for commercial sale, we will need to establish the capability to commercially manufacture our product(s) in accordance with FDA and other regulatory requirements. We have limited experience in establishing, supervising and conducting commercial manufacturing. If we fail to adequately establish, supervise and conduct all aspects of the manufacturing processes, we may not be able to commercialize our products. We do not presently own manufacturing facilities necessary to provide clinical or commercial quantities of our intended graft. We may not be able to obtain such facilties at an economically feasible cost, or at all.

We presently rely on a third party contractor, LeMaitre Vascular Products, Inc., to manufacture all of our coronary grafts for our limited use. This exposes us to the risk of not being able to directly oversee the production and quality of the manufacturing process. This contractor has informed us that it is closing its facility in the United Kingdom where it manufactures our grafts and will be transporting the machinery to the United States.  They may experience regulatory compliance difficulty, difficulty in re-assembling the machinery, mechanical shut downs, employee strikes, or any other unforeseeable events that may delay production. Furthermore, LeMaitre has developed an expertise in the manufacturing process with machinery that may not get transferred to us. If we elect to produce the grafts ourselves, this may delay production and adversely affect our business. Pursuant to an agreement, we have requested that LeMaitre act in good faith to transfer the technology to us in exchange for payment of personnel time plus 40% uplift. Such transfer has not yet been requested by the Company.

We depend on outside suppliers and subcontractors, and our production and reputation could be harmed if they are unable to meet our volume and quality requirements and alternative sources are not available.

The Company has various “sole source” suppliers who supply key components for the Company’s products. Our outside suppliers may fail to develop and supply us with products and components on a timely basis, or may supply us with products and components that do not meet our quality, quantity or cost requirements. If any of these problems occur, we may be unable to obtain substitute sources of these products and components on a timely basis or on terms acceptable to us, which could harm our ability to manufacture our own products and components profitably or on time. In addition, if the processes that our suppliers use to manufacture products and components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

A significant portion of the revenue comes from relatively few large customers, and any decrease in sales to these customers could harm our operating results.

The medical device industry is concentrated, with relatively few companies accounting for a large percentage of sales in the surgical, interventional and cardiovascular markets that are targeted by our disposable medical device and contract manufacturing operations. Accordingly, our revenue and profitability may be dependent on our relationships with a limited number of large medical device companies. We are likely to continue to experience a high degree of customer concentration in our disposable medical device and contract manufacturing operations, particularly if there is further consolidation within the medical device industry. One sales representative organization comprised 8% of our net sales in fiscal 2005.  We cannot assure you that there will not be a loss or reduction in business from one or more of our large customers. In addition, we cannot assure you that revenues from our customers that have accounted for significant revenues in the past, either individually or as a group, will reach or exceed historical levels in any future period. The loss or a significant reduction of business from any of our major customers would adversely affect our results of operations.

Our ability to grow and sustain growth levels may be adversely affected by a slowdown in the U.S. economy.

A decrease in corporate profits, capital spending and consumer confidence, may cause weakness in certain of our end markets. We are primarily susceptible when clients stop placing orders for us to build prototypes or develop certain specialized medical devices through our contract manufacturing operations. The medical commercial markets, including bio-medical research and development and medical device manufacturing, will be affected by a slowdown in the U.S. economy. If an economic slowdown occurs and continues and capital spending for research and development from our clients decreases, our business, financial condition and results of operations may be adversely affected.

We could be harmed by litigation involving patents and other intellectual property rights.

None of our patents or other intellectual property rights has been successfully challenged to date. However, in the future, we could be accused of infringing the intellectual property rights of other third parties. We also have certain indemnification obligations to customers with respect to the infringement of third party intellectual property rights by our products. No assurance can be provided that any future infringement claims by third parties or claims for indemnification by customers or end users of our products resulting from infringement claims will not be asserted or that assertions of infringement, if proven to be true, will not harm our business.

In the event of any adverse ruling in any intellectual property litigation, we could be required to pay substantial damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license from the third party claiming infringement with royalty payment obligations by us.

Any litigation relating to the intellectual property rights of third parties, whether or not determined in our favor or settled by us, is costly and may divert the efforts and attention of our management and technical personnel.

We may not be able to protect our intellectual property rights adequately.

Our ability to compete is affected by our ability to protect our intellectual property rights. We rely on a combination of patents, trademarks, copyrights, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect our intellectual property rights. Despite these efforts, we cannot be certain that the steps we take to protect our proprietary information will be adequate to prevent misappropriation of our technology, or that our competitors will not independently develop technology that is substantially similar or superior to our technology. More specifically, we cannot assure you that any future applications will be approved, or that any issued patents will provide us with competitive advantages or will not be challenged by third parties. Nor can we assure you that, if challenged, our patents will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on our ability to do business. Furthermore, others may independently develop similar products or processes, duplicate our products or processes or design their products around any patents that may be issued to us.

Our future success depends on the continued service of management, engineering and sales personnel and our ability to identify, hire and retain additional personnel.

Our success depends, to a significant extent, upon the efforts and abilities of Dr. Michael Szycher, our president and chief executive officer, and other members of senior management. The loss of the services of one or more of our senior management or other key employees could adversely affect our business. We do not maintain key person life insurance on any of our officers, employees or consultants.

There is intense competition for qualified employees in the medical industry, particularly for highly skilled design, applications and engineers and sales people. We may not be able to continue to attract and retain technologists, managers, or other qualified personnel necessary for the development of our business or to replace qualified individuals who could leave us at any time in the future. Our anticipated growth is expected to place increased demands on our resources, and will likely require the addition of new management and engineering staff as well as the development of additional expertise by existing management employees. If we lose the services of or fail to recruit engineers or other technical and management personnel, our business could be harmed.

Periods of rapid growth and expansion could place a significant strain on our resources, including our employee base.

To manage our possible future growth effectively, we will be required to continue to improve our operational, financial and management systems. In doing so, we will periodically implement new software and other systems that will affect our internal operations regionally or globally.  Presently, we are upgrading our enterprise resource planning software to integrate our operations. The conversion process is complex and requires, among other things, that data from our existing system be made compatible with the upgraded system. During the transition to this upgrade, we could experience delays in ordering materials, inventory tracking problems and other inefficiencies, which could cause delays in shipments of products to our customers.

Future growth will also require us to successfully hire, train, motivate and manage our employees. In addition, our continued growth and the evolution of our business plan will require significant additional management, technical and administrative resources. We may not be able to effectively manage the growth and evolution of our current business.

We are exposed to product liability and clinical and pre-clinical liability risks which could place a substantial financial burden on us, if we are sued. Although we have 5 million dollars in product liability insurance coverage, that amount may not be sufficient to cover all potential claims made against us.  Additionally, we face the risk of financial exposure to product liability claims alleging that the use of devices that incorporate our products resulted in adverse effects.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of medical products. We cannot assure you that such potential claims will not be asserted against us. In addition, the use in our clinical trials of medical products that our potential collaborators may develop and the subsequent sale of these products by us or our potential collaborators may cause us to bear a portion of or all product liability risks. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that we will be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against our potential liabilities. Furthermore, our current and potential partners with whom we have collaborative agreements or our future licensees may not be willing to indemnify us against these types of liabilities and may not themselves be sufficiently insured or have a net worth sufficient to satisfy any product liability claims. Claims or losses in excess of any product liability insurance coverage that may be obtained by us could have a material adverse effect on our business, financial condition and results of operations. We do not currently carry recall insurance and we may be subject to significant recall costs in the event of a recall.

Additionally, we currently assist in the development of certain medical products and prototypes for third parties, including components in other products. Our contract manufacturing operation produces components for medical manufacturers used in products such as catheters and disposable devices. Product liability risks may exist even for those medical devices that have received regulatory approval for commercial sale or even for products undergoing regulatory review. We currently carry 5 million dollars in product liability insurance. Any defects in our products used in these devices could result in significant product liability costs to us, which may exceed 5 million dollars. We do not currently carry recall insurance and we may be subject to significant recall costs in the event of a recall.

We may be affected by environmental laws and regulations.

We are subject to a variety of laws, rules and regulations in the United States related to the use, storage, handling, discharge and disposal of certain chemical materials such as isocyanates, alcohols, dimethylacetamide, and glycols used in our research and manufacturing process. Any of those regulations could require us to acquire expensive equipment or to incur substantial other expenses to comply with them. If we incur substantial additional expenses, product costs could significantly increase. Our failure to comply with present or future environmental laws, rules and regulations could result in fines, suspension of production or cessation of operations

If we are unable to complete our assessments as to the adequacy of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 10-K. This report is required to contain an assessment by management of the effectiveness of such company’s internal controls over financial reporting. In addition, the public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. While we are expending significant resources in developing the necessary documentation and testing procedures required by Section 404, there is a risk that we will not comply with all of the requirements imposed by Section 404. If we fail to implement required new or improved controls, we may be unable to comply with the requirements of Section 404 in a timely manner. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations.

Under current rules, the Company is required to comply with the requirements of Section 404 by March 31, 2007.

Risks Related to Competition

The medical device industry in general, and the market for products for use in cardiovascular surgery in particular, is intensely competitive and characterized by rapid innovation and technological advances. Product differentiation and performance, client service, reliability, cost and ease of use are important competitive considerations in the medical device industry. The Company expects that the current high levels of competition and technological change in the medical device industry in general, and the cardiovascular surgery products industry in particular, will continue to increase. Several companies offer devices, which compete with devices manufactured by Gish, including Maquet, COBE Cardiovascular, a division of Sorin Biomedica, Terumo, Medtronic, Inc. and Stryker Surgical. Most of the Company’s competitors have longer operating histories and significantly greater financial, technical, research, marketing, sales, distribution and other resources than the Company. In addition, the Company’s competitors have greater name recognition than the Company and frequently offer discounts as a competitive tactic. There can be no assurance that the Company’s current competitors or potential future competitors will not succeed in developing or marketing technologies and products that are more effective or commercially attractive than those that have been and are being developed by the Company or that would render the Company’s technologies and products obsolete or noncompetitive, or that such companies will not succeed in obtaining regulatory approval for, introducing or commercializing any such products prior to the Company. Any of the above competitive developments could have a material adverse effect on the Company’s business, financial condition and results of operations.

Risks Related to Pricing Pressure

CardioTech is currently facing and may continue to face intense competition in the cardiovascular surgery products market. Additionally, CardioTech faces aggressive cost-containment pressures from governmental agencies and third party payors. There can be no assurances that CardioTech will be able to maintain current prices in the face of continuing pricing pressures. Over time, the average price for CardioTech’s products may decline as the markets for these products become more competitive. Any material reduction in product prices would negatively affect CardioTech’s gross margin, necessitating a corresponding increase in unit sales to maintain net sales.

Risks Related to Our Dependence on International Sales

International net revenues accounted for approximately 17% and 15% of the Company’s total net sales in fiscal 2005 and 2004, respectively. International sales are subject to a number of inherent risks, including the impact of possible recessionary environments in economies outside the U.S., unexpected changes in regulatory requirements and fluctuations in exchange rates of local currencies in markets where the Company sells its products. While the Company denominates all of its international sales in U.S. dollars, a relative strengthening in the U.S. dollar would increase the effective cost of the Company’s products to international customers. The foregoing factors could reduce international sales of the Company’s products and could have a material adverse effect on the Company’s business, financial condition and results of operations.

Risks Related to Our Securities

Our stock price is volatile.

The market price of our common stock has fluctuated significantly to date. In the past fiscal year, and for the 9 month period ending December 31, 2005, our stock price ranged from $1.80 to $5.20 and $1.70 to $3.70, respectively. The future market price of our common stock may also fluctuate significantly due to:

•	variations in our actual or expected quarterly operating results;

•	announcements or introductions of new products;

•	results of clinical trials;

•	technological innovations by our competitors or development setbacks by us;

•	the commencement or adverse outcome of litigation;

•	changes in analysts’ estimates of our performance or changes in analysts’ forecasts regarding our industry, competitors or customers;

•	announcements of financings;

•	announcements of acquisition or acquisition transactions; or

•	general economic and market conditions.

In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market prices of many medical and biotechnology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of companies in our industry, and could harm the market price of our common stock.

Additional authorized shares of our common stock and preferred stock available for issuance may adversely affect the market.

We are authorized to issue 50,000,000 shares of our common stock. As of December 31, 2005, there were 19,533,993 shares of common stock issued and outstanding, respectively. However, the total number of shares of our common stock issued and outstanding does not include shares reserved in anticipation of the exercise of options or warrants. As of December 31, 2005, we had outstanding stock options and warrants to purchase approximately 7,241,539 shares of our common stock, the exercise price of which range between $0.50 per share to $5.40 per share, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof. To the extent such options or warrants are exercised, the holders of our common stock will experience further dilution. Stockholders will also experience dilution upon the exercise of options granted under our stock option plans. In addition, in the event that any future financing or consideration for a future acquisition, should be in the form of, be convertible into or exchangeable for, equity securities investors will experience additional dilution.

The exercise of the outstanding derivative securities, will reduce the percentage of common stock held by our current stockholders. Further, the terms on which we could obtain additional capital during the life of the derivative securities may be adversely affected, and it should be expected that the holders of the derivative securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such derivative securities. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution which may adversely affect the market.

In addition to the above referenced shares of common stock which may be issued without stockholder approval, we have 5,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board. 500,000 preferred shares were previously issued, but none are currently outstanding. While we have no present plans to issue any additional shares of preferred stock, our Board has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

Limitation on director/officer liability.

As permitted by Massachusetts law, our Restated Articles of Organization limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our charter provision and Massachusetts law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our bylaws provide that we shall indemnify our directors, officers, employees and agents if such persons acted in good faith and reasoned that their conduct was in our best interest.

The anti-takeover provisions of our Restated Articles of Organization and of the Massachusetts corporation law may delay, defer or prevent a change of control.

Our board of directors has the authority to issue up to 4,500,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control because the terms of any issued preferred stock could potentially prohibit our consummation of any acquisition, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction, without the approval of the holders of the outstanding shares of preferred stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders.

Our stockholders must give substantial advance notice prior to the relevant meeting to nominate a candidate for director or present a proposal to our stockholders at a meeting. These notice requirements could inhibit a takeover by delaying stockholder action. In addition, our bylaws and Massachusetts law provide for staggered board members with each member elected for three years. In addition, directors may be removed by stockholders only for cause and by a vote of 80% of the stock.

Risk of Market Withdrawal of Product Recall

Complex medical devices, such as the Company’s products, can experience performance problems in the field that require review and possible corrective action by the manufacturer. Similar to many other medical device manufacturers, the Company periodically receives reports from users of its products relating to performance difficulties they have encountered. The Company expects that it will continue to receive customer reports regarding the performance and use of its products. Furthermore, there can be no assurance that component failures, manufacturing errors or design defects that could result in an unsafe condition or injury to the patient will not occur. If any such failures or defects were deemed serious, the Company could be required to withdraw or recall products, which could result in significant costs to the Company. There can be no assurance that market withdrawals or product recalls will not occur in the future. Any future product problems could result in market withdrawals or recalls of products, which could have a material adverse effect on the Company’s business, financial condition or results of operations.

There can be no assurance that the Company will be able to successfully take corrective actions if required, nor can there be any assurance that any such corrective actions will not force the Company to incur significant costs. In addition, there can be no assurance any future recalls will not cause the Company to face increasing scrutiny from its customers, which could cause the Company to lose market share or incur substantial costs in order to maintain existing market share. We do not currently carry recall insurance and we may be subject to significant recall costs in the event of a recall.

Risks Associated with Healthcare Reform Proposals

Political, economical and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. Potential reforms proposed over the last several years have included mandated basic healthcare benefits, controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and fundamental changes in the healthcare delivery system. In addition, some states in which the Company operates are also considering various healthcare reform proposals. The Company anticipates that federal and state governments will continue to review and assess alternative healthcare delivery systems and payment methodologies and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company, and there can be no assurance that the adoption of reform proposals will not have a material adverse effect on the Company’s business, operating results or financial condition. In addition, the actual announcement of reform proposals and the investment community’s reaction to such proposals, as well as announcements by competitors and third-party payors of their strategies to respond to such initiatives, could produce volatility in the trading and market price of the Company’s common stock.

USE OF PROCEEDS

The shares which may be sold under this prospectus will be sold for the respective accounts of each of the selling stockholders.  Accordingly, we will not realize any proceeds from the sale of the shares, except that it will derive proceeds if all of the options currently outstanding are exercised.  If exercised, such funds will be available to us for working capital and general corporate purposes.  No assurance can be given, however, as to when or if any or all of the options will be exercised.  All expenses of the registration of the shares will be paid for by us.  See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

The following  table sets forth the name and relationship to CardioTech and its affiliates (within the past three years) of each selling stockholder, the number of shares of common stock which each selling stockholder (1) owned of record before the offering; (2) may  acquire pursuant to the exercise of a previously granted  option or options which  hereafter may be granted under the Plans, all of which shares may be sold pursuant to this prospectus; and (3) the amount of common stock to be owned by each selling stockholder and (if one percent  or more) the percentage of the class to be owned by such stockholder assuming the grant of the maximum number of shares issuable under the Plans, the exercise  of all options granted under the Plans, and the sale of all shares acquired upon exercise of such options.

The information contained in this table reflects “beneficial” ownership of common stock within the meaning of Rule 13d-3 under the Exchange Act. As of December 31, 2005, the Company had 19,533,993 shares of common stock outstanding.  Beneficial ownership information reflected in the table includes shares issuable upon the exercise of outstanding options/warrants issued by the Company at their initial exercise prices.

Name and Relationship to the Company Within the Past Three Years	Amount of Common Stock Beneficially Owned As of December 31, 2005	Amount Offered Hereby (1)	Amount of Common Stock and Percentage of Class to be Owned After the Offering

Dr. Michael Szycher, Chairman of the Board, President, Chief Executive Officer and Treasurer	3,608,466	3,230,743	377,723	1.9%

Michael Barretti, Director	210,833	194,783	16,050	*

Michael Adams, Director	242,589	242,589

Anthony Armini, Director	143,520	137,520	6,000	*

Jeremiah Dorsey, Director	55,000	55,000

William O’Neill, Director	80,000	80,000

Thomas Lovett, Vice President of Finance	355,000	335,000	20,000	*

Totals	4,695,408	4,275,635	419,773

(*) Less than 1%.

 (1)                               All options are fully vested.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “selling stockholder” means and includes:  (1) the  persons identified in the tables above as the Selling Stockholders; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling stockholders.  Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries.  The selling stockholders as of  the date of  this prospectus  have  advised  us  that  there  were  no underwriting or distribution arrangements entered  into with  respect to the common stock offered hereby. The distribution of the common stock by the selling stockholders may be effected:  in one or more  transactions  that may take place on the AMEX (including one or more block  transaction)  through customary brokerage  channels,  either  through brokers  acting as agents for the selling stockholders, or through market makers, dealers or underwriters  acting as principals who may resell  these shares on the AMEX;  in  privately-negotiated sales; by a combination of such methods; or by other means.  These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.  Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise.  In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling stockholders.  The selling stockholders also may sell shares short and redeliver the shares to close out such short positions.  The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock.  The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus.

The selling stockholders also may lend or pledge shares of our common stock to a broker-dealer.  The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus.  Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.  The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the selling stockholders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or  distribution  of common stock may be deemed “underwriters” within the meaning of the Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution.  The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus.

We have agreed to indemnify certain of the selling security holders against certain liabilities, including liabilities under the Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the selling stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the shares of CardioTech common stock being offered herein has been passed upon for CardioTech by Ellenoff Grossman & Schole LLP of New York, New York.  Such firm has been granted options to purchase 20,000 shares of CardioTech’s common stock.

EXPERTS

The consolidated financial statements of CardioTech International, Inc. appearing in CardioTech International Inc.’s Annual Report (Form 10-KSB) for the year ended March 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

CardioTech International, Inc.

10,489,920

shares of
common stock

PROSPECTUS

January 30, 2006

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

Included in Part I of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

The description of our common stock contained in our Form 8-A filed on May 20, 1996 is hereby incorporated by reference.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of CardioTech common stock being offered herein has been passed upon for CardioTech by Ellenoff Grossman & Schole LLP of New York, New York.  Such firm has been granted options to purchase 20,000 shares of CardioTech’s common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification under CardioTech’s Articles of Organization and By-laws and Massachusetts Law. CardioTech’s Articles of Organization provide for the indemnification of directors or officers, in accordance with the by-laws, to the fullest extent permitted by the Massachusetts General Corporation Law. CardioTech’s bylaws also provides that CardioTech shall indemnify and hold harmless, to the fullest extent permitted by law, any person made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director, officer, employee or other corporate agent of CardioTech or any subsidiary or constituent corporation or served any other enterprise at the request of CardioTech, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action. Massachusetts General Corporation Law provides for the indemnification of directors and officers under certain conditions.

CardioTech Directors and Officers Insurance. The directors and officers of CardioTech are insured under a policy of directors’ and officers’ liability insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

All shares of common stock registered hereunder for reoffer or resale will be issued upon exercise of options granted or to be granted pursuant to the Registrant’s Plans.  The options are non-transferable and the underlying shares will be issued in transactions not involving a public offering.  Upon exercise of an option, the optionee is required to execute an undertaking not to resell such shares except pursuant to an effective registration statement or other exemption under the Act, a restrictive legend is placed on the certificates for the shares of common stock purchased and transfer stops are placed against such certificates.  Such shares may only be reoffered and sold pursuant to registration under the Act or pursuant to an applicable exemption under the Act.  As a result, such offers and sales are exempt from the registration requirements of the Act pursuant to the provisions of Section 4(2) of the Act.

ITEM 8 EXHIBITS

NUMBER     DESCRIPTION

23.1    Consent of Ernst and Young LLP

ITEM 9:  UNDERTAKINGS

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities  Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

A.                                   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.                                     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Commonwealth of Massachusetts, on January 30, 2006.

CARDIOTECH INTERNATIONAL, INC.

By:
/s/ Michael Szycher
Michael Szycher, Ph.D.
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael Szycher	Chairman, Chief Executive Officer and	January 30, 2006
Michael Szycher	Director (Principal Executive Officer)

/s/ Eric Walters	Vice President and CFO (Principal	January 30, 2006
Eric Walters	Accounting Officer)

/s/ Michael Adams	Director	January 30, 2006
Michael Adams

/s/ Anthony J. Armini	Director	January 30, 2006
Anthony J. Armini

/s/ Michael Barretti	Director	January 30, 2006
Michael Barretti

/s/ Jeremiah Dorsey	Director	January 30, 2006
Jeremiah Dorsey

/s/ William O’Neill	Director	January 30, 2006
William O’Neill

EXHIBIT INDEX

NUMBER	DESCRIPTION

23.1	Consent of Ernst and Young LLP